EXHIBIT 10.2
Amended offer

March 9, 2021

R. Craig Bealmear

Dear Craig,

It is my pleasure to offer you the position of Chief Financial Officer with Renewable Energy Group. I am very excited at the prospect of bringing you on board as a senior leader of this growing company, and I know the contributions you will make here will be valuable.

The key points of your employment offer are as follows:

•Estimated Start Date: TBD

•Full-Time Salary: $ 425,000 (Annualized)

•Reporting Relationship: In your role as Chief Financial Officer, you will report to the Chief Executive Officer

•Benefits: You will be entitled to full company benefits effective the first of the month following full-time employment.

•401(k): you will be eligible to participate in REG’s restated/Thrift/Profit Sharing Plan for Cooperatives on the same terms as are applicable to similarly situated employees. REG matches 50% of your total 401(k) contribution up to 6%.

•Company Bonus:  You will be eligible to participate in the company variable bonus program(s) as they are implemented by the Board of Directors on an annual basis starting in 2021. (Bonus for payout in 2022 will be pro-rated based upon 2021 eligible earnings.) The current target at your level is 60%.

•Equity Award:  You will be eligible to participate in the annual Long Term Incentive Plan (LTIP) at your level of 75% of your base salary upon approval from the Board of Directors for Renewable Energy Group starting in 2022. Subject to approval of the Compensation Committee, 65% of your annual LTIP award will consist of performance restricted stock awards, and 35% of your annual LTIP award will consist of time-vested restricted stock awards. Your LTIP Awards will be subject to the standard vesting schedule that generally applies to REG’s other named executive officers.

EXHIBIT 10.2
Sign-On Bonus: You will be provided with a $75,000 cash award that will be paid within thirty days of your start date. In addition, upon approval of the Board of
Directors, you will be granted $300,000 in REG RSU’s, of which, ½ will vest at one year of service and ½ will vest at two years of continuous employment in good standing.

•PTO Accrual: You will accrue Paid Time Off per pay period which accrues vacation at a rate of 200 hours per year plus 40 hours accrual per year of personal/sick leave. Vacation and personal/sick hours are accrued on a bi-weekly basis.

•Relocation: REG will provide relocation benefits through our relocation vendor, SIRVA. The company will cover reasonable costs related to packing and moving household goods and personal effects from current residence to residence in the area of Ames or metropolitan Des Moines. Additionally, REG will provide a Miscellaneous Allowance of $5,000.

•Change of Control/ Termination by CEO for Good Reason or by the Company Without Cause: a severance plan is under development with terms subject to board approval and will be extended to all SLT members in 2021.

•Voluntary Termination of Employment or Discharged for- Cause: If you voluntarily terminate your employment or are discharged for cause within two years of your hire date, you will repay REG all or part of the sign-on bonuses and relocation expenses. The portion of the award you will repay will be determined by the length of your employment with REG following the date of the payment of your awards as follows:

Length of employment following Payment of Sign-on Bonus/Relocation Less than 1year 1-2 years	Percent of awards to be Repaid 100% 50%
•Phone: REG will provide a company cell phone for your use while employed.

Should you accept this offer of employment, you will be required to:
•Sign an Employment Agreement with confidentiality and intellectual property provisions
•Pass the pre-employment drug testing, reference checks, and MVR screen
•Pass an employment background check

REG would like you to join our team and request your response to this amended offer no later than March 17, 2021.

EXHIBIT 10.2

Renewable Energy Group is an at will employer. This letter is not intended to create a contract as the employment arrangement will continue to be at will.

We look forward to your many contributions and are convinced that the relationship between you and REG will be mutually beneficial.

Sincerely,

_______________________________        _______________________________
Cynthia J. Warner         R. Craig Bealmear     Date
President & Chief Executive Officer